                                  EXHIBIT 2.1

                         ADDENDUM TO PURCHASE AGREEMENT


                This Addendum to Purchase Agreement (the "Addendum") is entered into effective as of September 17, 1993, by and between Roger Nix, an individual (the "Seller"), Capital Pacific Homes, Inc., a Delaware corporation, together with any assignee thereof pursuant to Section 5.4 below ("Purchaser"), and Durable Homes, Inc., a Nevada corporation (the "Company"), as an addendum to that certain Purchase Agreement among Seller, Purchaser and the Company of even date herewith (the "Purchase Agreement").

                The following paragraph is hereby added as a first paragraph at the beginning of Section 4.12 of the Purchase Agreement:

                "For a period of five (5) years after the Closing, Capital Pacific Homes, Inc. (even if Capital Pacific Homes, Inc. has otherwise assigned all of its rights under the Purchase Agreement to Peters or any other person or entity) shall have the right and option to purchase from Seller and his transferees, heirs, successors and assigns (except any of the Peters Shares sold to the public pursuant to a registration statement under the Securities Act of 1933) such portion of the Peters Shares as will bring the number of Shares of Peters Stock owned by Capital Pacific Homes, Inc. to 80.05% of the total number of shares of Peters stock outstanding from time to time, by giving Seller written notice of such election to purchase (a "Purchase Notice") at any time and from time to time. The rights of Capital Pacific Homes, Inc. pursuant to this Section may be exercised at one time or in two or more separate purchases of portions of the Peters Shares; in addition, such election(s) may be exercised as to the Peters Shares owned by some, but not all, of the holders of the Peters Shares from time to time. In the event of the repurchase of Peters Shares pursuant to this Section, the purchase price shall be the greater of (i) the closing price for shares of Peters stock for the business day immediately preceding the date of the Purchase Notice (adjusted for any stock splits, reverse splits or other changes in the number of publicly traded shares of Peters stock taking effect after the date of the Closing) as set forth in the Wall Street Journal, or (ii) $3.41 per share, escalated at the rate of 10% per annum from the date of the Closing through the date of the Purchase Notice (the "Repurchase Price"). The Repurchase Price shall be paid in cash upon delivery of the Peters Shares to be repurchased, endorsed for transfer or accompanied by stock powers executed in blank, with the closing to take place on a date specified by Capital Pacific Homes, Inc. not more than thirty (30) days subsequent to the Purchase Notice. The parties acknowledge that the Repurchase Price may vary from time to time, based on the date of the Purchase Notice for each particular block of Peters Shares to be repurchased pursuant to this Section."

                IN WITNESS WHEREOF, each of the parties hereto has executed this Addendum as part of the Purchase Agreement as of the date first written above.

                                        "SELLER"


                                        /s/ ROGER NIX
                                        _______________________________
                                        Roger Nix, an individual


                                        "PURCHASER"

                                        Capital Pacific Homes, Inc., a
                                        Delaware corporation



                                           /s/ HADI MAKARECHIAN
                                        By:____________________________
                                           Hadi Makarechian,
                                           Chairman of the Board


                                        "COMPANY"

                                        Durable Homes, Inc., a Nevada
                                        corporation



                                           /s/ ROGER NIX
                                        By:____________________________
                                           Roger Nix,
                                           Chairman of the Board and
                                           Chief Executive Officer

                               PURCHASE AGREEMENT


                       This Purchase Agreement (the "Agreement") is entered into effective as of September 17, 1993, by and between Roger Nix, an individual (the "Seller"), Capital Pacific Homes, Inc., a Delaware corporation, together with any assignee thereof pursuant to Section 5.4 below ("Purchaser"), and Durable Homes, Inc., a Nevada corporation (the "Company").


                                   ARTICLE I
                               PURCHASE AND SALE

                       1.1         Purchase and Sale of Durable Shares.
Subject to the terms and conditions of this Agreement, Purchaser agrees to purchase and acquire from Seller, and Seller agrees to sell, assign, transfer and deliver to Purchaser, 100% of the outstanding capital stock of the Company (the "Durable Shares").

                       1.2 Purchase Price. In consideration for the Durable Shares, Purchaser shall pay Seller an aggregate purchase price (the "Purchase Price"), payable as follows:

                                   (i)  In cash, the sum of One Million
         Three Hundred Thousand Dollars ($1,300,000) (the "Cash Portion");

                                  (ii)  A Promissory Note in the amount of Four
         Hundred Thousand Dollars ($400,000), with the Company as maker, in the form attached hereto as Exhibit A (the "Note"); and

                                 (iii)  6.92233% of the shares of outstanding
         common stock of J.M. Peters Company, Inc., a Delaware corporation ("Peters") (currently 967,742 shares), subject to the provisions of
         Section 4.3 (the "Peters Shares").

                       In addition, Purchaser shall cause Seller to be paid the amounts specified in the consulting agreement set forth in Section 4.9 below.

                       1.3 Structuring as Assets Purchase. At Purchaser's election, Purchaser shall have the right to effect the transactions contemplated by this Agreement as an asset purchase of all of the Company's assets, with liabilities allocated as set forth in this Agreement, by giving written notice of such election to Seller and the Company. In the event of such election, all provisions of this Agreement shall be construed as if drafted to apply to the transaction as an asset purchase and sale, and the Note will be a non-recourse obligation of Purchaser secured by the purchased assets with a value not less than 110% of the full amount of the Note.

                       1.4 Initial Deposit. Within five (5) days after execution of this Agreement, Purchaser shall deposit with Seller the sum of One Hundred Fifty Thousand Dollars ($150,000) toward the Cash Portion of the Purchase Price (the "Initial Deposit"). The Initial Deposit shall be nonrefundable to Purchaser, unless Seller or the Company breaches any representations, warranties or covenants set forth in this Agreement and Purchaser terminates this Agreement.


                                   ARTICLE II
                               ESCROW AND CLOSING

                       2.1 Escrow. Seller and Purchaser shall open an escrow (the "Escrow") at Nevada Title Company, 3320 West Sahara Avenue, Suite 200, Las Vegas, Nevada 89102 ("Escrow Holder") through which the transactions contemplated by this Agreement shall be consummated. Each of Seller and Purchaser shall pay one half ( 1/2) of the fees and costs charged by Escrow Holder.

                       2.2 Release of Cash Portion. Subject to Purchaser's rights under Section 4.1, on or before October 29, 1993 on a date specified by Purchaser upon forty-eight (48) hours' written notice to Seller (the "Release Date"), the following shall occur:

                                   (a)  Deliveries by Purchaser.
Purchaser shall deliver:

                                        (i)  to Escrow Holder, by cashier's
         check or wire transfer, the sum of One Million One Hundred Fifty Thousand Dollars ($1,150,000) as the remainder of the Cash Portion not previously delivered to Seller as the Initial Deposit;

                                       (ii)  to Escrow Holder, the Note
         executed by Purchaser and undated;

                                      (iii)  to Escrow Holder, one or more
         stock certificates representing the Peters Shares, in the name of Seller or endorsed in blank or accompanied by stock powers endorsed in blank;

                                       (iv)  to the appropriate persons or
         entities, such mutual escrow instructions and other documents as are reasonably requested by Escrow Holder in connection with the Escrow;

                                        (v)  to Seller, the certificate
         required of Purchaser pursuant to Section 3.3; and

                                        (vi)  such other documents as are
         reasonably required of Purchaser to effect the transactions contemplated by this Agreement.

                                   (b)        Deliveries by Seller.  Seller
shall deliver (and, as appropriate, shall cause the Company to deliver):

                                         (i)  to Escrow Holder, one or
         more stock certificates representing the Durable Shares, endorsed in blank or accompanied by stock powers endorsed in blank;

                                        (ii)  to Purchaser, such resignations
         of the officers and directors of the Company as Purchaser may request;

                                       (iii)  to Purchaser, the Irrevocable
         Proxy in the form attached hereto as Exhibit B, executed by Seller and dated as of the Release Date;

                                        (iv)  to Purchaser, such mutual escrow
         instructions and other documents as are reasonably requested by Escrow Holder in connection with the Escrow;

                                         (v)  to Purchaser, the certificate
         required of Seller and the Company pursuant to Section 3.3;

                                        (vi)  to Escrow Holder, in the event
         Purchaser elects to structure this transaction as an asset purchase, such warranty deeds, bills of sale, assignments of tangible and intangible property and other instruments of transfer as are customary in asset purchases of this type (including evidence of title insurance reasonably acceptable to Purchaser at Purchaser's expense); and

                                        (vii)  to the appropriate persons or
         entities, such other documents as are reasonably required of Seller to effect the transactions contemplated by this Agreement.

                                   (c)         Deliveries Upon Release Date.
The mutual escrow instructions shall provide that, upon Escrow Holder's receipt of the deliveries described in Sections 2.2(a) and (b), Escrow Holder shall deliver the remaining portion of the Cash Portion to Seller, by Escrow Holder's check or wire transfer, and shall hold the remainder of the documents delivered to Escrow Holder (the "Escrowed Documents") in the Escrow, pending the Closing or other disposition pursuant to this Agreement. Upon delivery to Seller on the Release Date, the Cash Portion of the Purchase Price shall be nonrefundable to Purchaser unless Seller breaches his covenants under this Agreement or it is determined that Seller or the Company have breached any representations and warranties set forth in this Agreement.

                                   (d)         Closing.  Subject to Purchaser's
rights under Section 4.1, the consummation of the transactions contemplated by this Agreement (the "Closing") shall occur on March 1, 1994, subject to Purchaser's right to close earlier at any time immediately upon written notice to Escrow Holder and Seller. If the Closing occurs, upon the Closing Escrow Holder shall deliver to Seller the Note (dated as of the Closing date) and the Peters Shares and any associated stock powers, if applicable, and shall deliver to Purchaser the Durable Shares and any associated stock powers, if applicable (or, in the event Purchaser elects to structure this transaction as an asset purchase, all instruments of transfer of the Company's assets and related documents, after due filing or recordation as is customary), and shall deliver to the appropriate party all other documents held in the Escrow.

                                   (e)         Simultaneous Delivery.  All
proceedings to take place on the Release Date or Closing Date, as the case may be, shall be considered to take place simultaneously on such date, and no delivery or payment shall be considered to have been made on such date until all deliveries, payments and proceedings due to occur under this Agreement on such date have been completed.


                                  ARTICLE III
                         REPRESENTATIONS AND WARRANTIES

                       3.1 Representations and Warranties of Seller and the Company. Seller and the Company jointly and severally represent and warrant to Purchaser as follows:

                                   (a)         Authority and Enforceability.
All actions on the part of Seller and the Company necessary for the authorization, execution and delivery of this Agreement and for the consummation of the transactions contemplated hereby, have been duly and validly taken. This Agreement has been duly executed and delivered by Seller and the Company and constitutes a valid and legally binding obligation of Seller and the Company enforceable against Seller and the Company in accordance with its terms.

                                   (b)         Organization of the Company.
The Company is a corporation duly organized, validly existing and in good standing under the laws of the state of Nevada.

                                   (c)         Charter Documents; No Conflicts.
True and complete copies of the Company's Articles of Incorporation and Bylaws, as in effect on the date hereof, are attached hereto as Exhibit C and Exhibit D, respectively. Neither the execution and delivery of this Agreement, nor consummation of the transactions contemplated hereby, nor compliance with any of the provisions hereof, will conflict with or result in the breach or violation of, or default under, or give any other party any right to modify, accelerate or cancel, any of the terms, conditions or provisions of the Company's Articles of Incorporation or Bylaws or any note, bond, mortgage, indenture, license, lease, loan agreement, judgment, order, decree or other agreement or instrument or obligation to which Seller or the Company is a party or by which Seller or the Company or any of its properties or assets is bound.

                                   (d)         Capitalization.  There are 1,000
shares of the common stock of the Company issued and outstanding, and all of such shares are duly and validly authorized and issued to Seller and are fully paid and nonassessable. No options, warrants or other rights to purchase or otherwise acquire any shares of the Company's capital stock are outstanding.

                                   (e) Title to Assets.  The Company has good
and marketable title to all of the real and personal property reflected in the Financial Statements (as defined in Section 3.1(m) below) or described in attached Exhibit E (collectively, the "Company Assets"), and no other person or entity has any right, title or interest in or to the Company Assets, and all of the assets of the Company are free and clear of any claims, liens (including tax liens), encumbrances, security agreements, leases and other restrictions, except as otherwise set forth in attached Exhibit F. None of the assets of the Company is subject to any pending or threatened condemnation, attachment, enforcement or similar proceedings, except as set forth in the Exhibits to this Agreement.

                                   (f)         Title to the Durable Shares.
Seller is the sole legal and beneficial owner of the Durable Shares. No other person or entity has any right, title, or interest, beneficially or of record, in or to the Durable Shares. The Durable Shares are free and clear of any claims, liens (including tax liens), encumbrances, security agreements, equities, options, charges or restrictions (subject to applicable securities laws), and can be delivered and surrendered to Purchaser pursuant to this Agreement without obtaining the consent or approval of any other person or governmental authority. Upon the transfer and delivery of the Durable Shares to Purchaser in accordance with this Agreement, Purchaser will become the owner and holder of the Durable Shares, free and clear of all liens, encumbrances, pledges, claims, charges and restrictions on transfer, except for restrictions on transfer imposed pursuant to applicable law. Seller is not a party to any voting trust, proxy or other agreement or understanding with respect to the voting of any of the Durable Shares except for the irrevocable proxy to be granted to Purchaser as described in attached Exhibit B.

                                   (g)         Investment Intent.  Seller is
acquiring the Peters Shares with investment intent for Seller's own account and not with a view to or for sale in connection with any distribution of the Peters Shares. Seller understands that the Peters Shares have not been, and will not be, registered under the Securities Act of 1933 or any state securities laws, and are being transferred to Seller in reliance upon federal and state exemptions for transactions not involving any public offering.

                                   (h)         Payment of Taxes.  The Company
has paid all federal, state and local income, franchise, employment, workers' compensation, property and other taxes as required pursuant to applicable law and has filed all tax returns required under applicable law. Neither Seller nor the Company has been advised that any of its federal, state or local tax returns have been or are being audited nor has either received notice of any delinquent payment or disputed amount of taxes or similar imposition owing. In the event this transaction is structured as an asset purchase, the Company and Seller shall take all actions as required by all applicable federal, state and local law or regulation to prevent Purchaser from incurring any successor liability for any tax liability of Seller or the Company.

                                   (i)         Default.  To the respective
knowledge of Seller and the Company, and except as otherwise disclosed in attached Exhibit G, the Company is not in default under any contract, commitment or agreement to which it is a party or to which any of its assets may be subject or bound, and there is no default or event that, with notice or lapse of time, or both, would constitute a default by any party to any such agreement, nor does Seller or the Company have knowledge of any fact which reasonably can be expected to cause either to be in default under any such agreement in the future.

                                   (j)         Violations of Law.  Except as
otherwise set forth in attached Exhibit G, the Company holds all licenses, franchises, permits, authorizations and other approvals necessary for the lawful conduct of its business. To the respective knowledge of Seller and the Company, neither the Company nor its assets is in violation of any applicable statutes, laws, ordinances, rules, regulations (including, but not limited to, any of the foregoing related to employment discrimination, occupational safety, environmental condition, conservation, natural resources, zoning, land use, antitrust, unfair competition, labor practices or corrupt practices) of any federal, state, local or foreign governmental body, agency or subdivision having, asserting or claiming jurisdiction over the Company or any of its assets or operations, and neither has received any notice of any such actual or alleged violation, existing or in the past.

                                   (k)         Litigation.  Except as described
in attached Exhibit F, there are no claims, disputes, actions, proceedings or investigations of any nature pending or, to the respective knowledge of Seller and the Company, threatened against or involving Seller or the Company or its assets, and neither Seller nor the Company has any knowledge of any basis for any such claim, dispute, action, proceeding or investigation.

                                   (l)         No Brokers.  No person or any
other entity is entitled to any brokerage commission, finder's fee or like payment in connection with the transactions contemplated by this Agreement due to any agreement, engagement or representation made by or on behalf of Seller or the Company.

                                   (m)         Financial Information.  The
unaudited balance sheet of the Company as at August 31, 1993, the audited balance sheet of the Company for the year ending December 31, 1992, the statements of income and cash flow of the Company for the period ending August 31, 1993 and for certain other periods during 1993, and the audited statement of income and cash flow for the year ending December 31, 1992 each are attached to this Agreement as Exhibit I. The foregoing described financial statements attached as Exhibit I, together with all financial statements of the Company for prior dates and periods that have been provided to Purchaser (collectively, the "Financial Statements") have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the period indicated (except as specifically disclosed therein), fairly present the financial condition of the Company at the dates thereof and the results of operations of the Company for the periods indicated, respectively, and are true and correct in all material respects and did not omit any liability or contingent liability of the Company at the dates thereof, respectively. The amount of reserves for expenses specified in the Addendum to the Financial Statements attached to Exhibit I are sufficient to cover all expenses of the Company allocable to periods prior to August 31, 1993. There has been no adverse change in the business, financial condition, operations, results of operations or future prospects of the Company since August 31, 1993.

                                   (n)         No Adverse Developments.  Except
as described in the Exhibits to this Agreement, neither Seller nor the Company has any knowledge of any fact, circumstance, condition or event which has or may have an adverse affect on the Company or its current or contemplated business other than conditions or events affecting the real estate development business generally.

For the purposes of this Section, "knowledge of" as to Seller means the actual knowledge of Seller together with the knowledge that Seller would have after diligent inquiry regarding the matter in question, and "knowledge of" as to the Company means the actual knowledge of any of the current corporate officers of the Company together with the knowledge that any of them would have after diligent inquiry regarding the matter in question.

                       3.2         Representations and Warranties of Purchaser.
Purchaser represents and warrants to Seller as follows:

                                   (a)         Authority and Enforceability.
Upon the Closing, all actions on the part of Purchaser necessary for the authorization, execution and delivery of this Agreement and for the consummation of the transactions contemplated hereby, will have been duly and validly taken. This Agreement has been duly executed and delivered by Purchaser and constitutes a valid and legally binding obligation of such Purchaser enforceable against Purchaser in accordance with its terms.

                                   (b)         Capitalization of Peters.  The
967,742 shares of Peters stock owned by Capital Pacific Homes, Inc. represent 6.92233% of the issued and outstanding common stock of Peters. The Peters Shares are duly and validly authorized and issued to Purchaser and are fully paid and nonassessable. No options, warrants or other rights to purchase or otherwise acquire any of the Peters Shares are outstanding.

                                   (c)         Title to the Peters Shares.  The
Peters Shares are free and clear of any claims, liens, encumbrances, security agreements, equities, options, charges or restrictions (subject to applicable securities laws), and can be delivered and surrendered to Seller pursuant to this Agreement without obtaining the consent or approval of any other person or governmental authority. Upon the transfer and delivery of the Peters Shares to Seller in accordance with this Agreement, Seller will become the owner and holder of the Peters Shares, free and clear of all liens, encumbrances, pledges, claims, charges and restrictions on transfer, except for restrictions on transfer imposed pursuant to this Agreement or applicable securities law.

                                   (d)         Investment Intent.  Purchaser is
acquiring the Durable Shares with investment intent for such Purchaser's own account and not with a view to or for sale in connection with any distribution of the Durable Shares. Purchaser understands that the Durable shares have not been, and will not be, registered under the Securities Act of 1933 or any state securities laws, and are being transferred to Purchaser in reliance upon federal and state exemptions for transactions not involving any public offering.

                                   (e)         No Brokers.  No person or any
other entity is entitled to any brokerage commission, finder's fee or like payment in connection with the transactions contemplated by this Agreement, due to any agreement, engagement or representation made by or on behalf of Purchaser.

                       3.3 Remaking and Survival of Representations and Warranties. Each of the representation and warranties of the parties set forth in this Article III shall be remade on the Release Date by a certificate delivered by Seller to Purchaser as to the representations and warranties set forth in Section 3.1, and a certificate by Purchaser to Seller as to the representations and warranties set forth in Section 3.2. The representations and warranties of the parties set forth in this Article III shall survive the Release Date and the Closing.


                                   ARTICLE IV
                      ADDITIONAL COVENANTS AND AGREEMENTS

                       4.1 Purchaser's Due Diligence. Seller and the Company shall provide Purchaser and its agents with full access to all of the Company's books, records, property, employees and agents for the Purchaser's purposes of investigating and conducting due diligence regarding the Company's assets, liabilities and business operations, and Seller and the Company and its employees and agents shall fully cooperate with Purchaser in its investigations, both before and after the Release Date. If Purchaser discovers during its investigations of the Company matters which may be of concern to Purchaser in its sole and absolute discretion, Purchaser may give Seller written notice of termination of this Agreement at any time prior to the Closing, in which event neither Seller nor Purchaser shall have any further rights or obligations under this Agreement except as to breaches or other matters occurring prior to such termination. Purchaser's obligations under this Agreement are expressly contingent upon approval of this Agreement and all transactions contemplated hereby by Purchaser's Board of Directors.

                       4.2 Continued Operation of the Company. Seller shall not permit the Company to undergo any material change in its operations, indebtedness or other liabilities and shall not permit the Company to transfer any material assets or any right or interest therein. In addition, Seller shall not accept any payments from the Company, whether by the way of dividends, repayments of debt, salary or otherwise, or permit the Company to make any payments to any other party, except for continued payments of regular salaries to existing employees and required payments to lenders, subcontractors, material suppliers and other vendors of the Company under existing agreements, in each case, as they become due and payable.

                       4.3 Non-Dilution. Prior to the earlier of the Closing or April 1, 1994, Seller shall not, voluntarily, involuntarily or by operation of law, assign or transfer any of the Durable Shares, and Seller and the Company shall not permit the Company to issue any additional stock or other equity interest in the Company or otherwise take any steps which would dilute the

Durable Shares. In any event, 100% of the stock or other equity interest in the Company shall be subject to this Agreement and Purchaser's rights hereunder to acquire all of the stock and other equity interest in the Company at the Closing for the Purchase Price (or 100% of the assets of the Company in the event Purchaser elects to structure the transaction as an asset purchase). In the event Peters issues additional stock or other equity interest prior to or concurrently with the Closing, or repurchases or otherwise retires any outstanding shares prior to the Closing, as the case may be, the number of Peters Shares to be delivered to Seller upon the Closing shall be increased or decreased proportionately so that the number of shares transferred to Seller equals 6.92233% of the total outstanding shares of common stock of Peters as of the Closing. Notwithstanding the foregoing, in the event that this Agreement is assigned by Purchaser to Peters such that the Peters Shares are shares being issued directly by Peters to Seller at the Closing, the total number of Peters Shares delivered to Seller upon the Closing shall be the lesser of 1,015,000 shares or 6.76667% of the total outstanding shares of the common stock of Peters upon the Closing. In the event this Agreement is assigned to Peters after Purchaser has delivered into the Escrow the 967,742 shares of Peters stock owned by Capital Pacific Homes, Inc., the stock certificate(s) and other documents evidencing such shares that are held in the Escrow shall be returned to Capital Pacific Homes, Inc. upon delivery by Peters into Escrow one or more stock certificates representing the replacement Peters Shares, as calculated pursuant to this Section.

                       4.4 Restricted Durable Shares; Registration Rights. In the event that, after the Closing, Peters shall in its sole discretion determine to effect any registration under the Securities Act of 1933, as amended, with respect to the offer of any of its securities by it or others pursuant to a registration statement (other than a registration relating solely to the sale of securities to participants in a Peters stock plan or a registration in any form which does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Peters Shares), and Purchaser is contractually entitled to register any shares of Peters stock owned by Purchaser in connection with such offering, Purchaser shall provide Seller with prompt notice thereof. In the event that, within fifteen (15) days of such notice, Seller elects by written notice to Purchaser to pursue registration of the Peters Shares then owned by Seller, Purchaser shall assign to Seller any rights Purchaser may then have, or otherwise obtain for Seller the right, to include Seller's Peters Shares in such registration on a pro rata basis with the number of Purchaser's shares that Purchaser is entitled to register (i.e., the same proportion that the number of the Peters Shares owned by Seller bears to the total number of shares of Peters stock owned by Purchaser), provided that (i) Seller shall bear the entire expense allocable to the registration of its shares, including, but not limited to, all underwriters' discounts and commissions properly allocable to Peters Shares (expenses not more appropriately allocated by another means shall be allocated proportionately based upon the number of shares being registered by Seller as a percentage of the total number of shares of Peters stock being registered), (ii) in no event shall Peters be obligated to qualify to do business in any jurisdiction where it would not otherwise be required to be so qualified or to take any action which would subject it to tax or the service of process in any state where it would not otherwise be subject thereto; (iii) such registration or qualification shall not be required to be effective for a period in excess of ninety (90) days after the first distribution of shares described in the registration statement relating thereto; (iv) in the event that Peters' offering is underwritten, Seller shall be required to sell its shares to or through the underwriters or other parties upon terms generally comparable to the terms applicable to shares being offered by Peters or others, and (v) if any underwriter in good faith reasonably determines that the number of shares sought to be included in the registration statement by Seller and any other secondary holders of Peters stock proposed to be included in the registration statement (including shares of Purchaser) is more than can be reasonably sold at the proposed price, then the number of shares which Seller and Purchaser will be permitted to include in such registration statement will be reduced pro rata to an amount reasonably acceptable to the underwriter. The registration rights set forth in this Section shall terminate at such time as all of the Peters Shares held by Seller may be sold pursuant to Rule 144 under the Securities Act of 1933 during any three-month period and, if earlier, shall terminate with respect to all Peters Shares transferred by Seller to any third party immediately upon such transfer.

                       4.5 Tax Elections and Reporting. If the Closing occurs as a stock purchase, Purchaser shall have the right to make the election under Internal Revenue Code 338(h)(10) to treat this transaction as an asset sale for tax purposes, and Seller agrees to join in any federal and state elections relating thereto. Seller and Purchaser agree to coordinate and agree upon the proper tax reporting of the transactions under this Agreement.

                       4.6 Indemnity by Seller and the Company. The parties acknowledge that the Company currently has projects in various stages of completion, including lots subject to option but not yet purchased, owned lots, units under construction, completed units in inventory, completed units subject to reservations or purchase agreements and units already sold and subject to warranty claims and other potential claims for defects in materials and workmanship, breaches of contracts, etc. (collectively, "Sales Claims"). Seller hereby agrees to indemnify Purchaser and the Company and their respective officers, employees, directors and other agents, and hold them harmless and defend them (by counsel selected by them reasonably acceptable to Seller) from and against any and all claims, demands, liabilities, liens, costs, expenses, penalties, damages and losses, including, but not limited to, attorneys' fees and court costs actually and reasonably incurred by Purchaser and arising out of (i) Sales Claims relating to any dwelling unit sold by the Company prior to the Release Date or any transaction relating to any such dwelling unit, (ii) any breach of the representations, warranties, covenants or agreements of Seller or the Company contained in this Agreement (even if the damaged party knew, had reason to know or is deemed to know of any such breach at the time of the Release Date), (iii) any federal, state or local income, franchise, employment, workers' compensation, property or other tax or similar imposition against Seller or the Company required to be paid or withheld, but not so paid or withheld, prior to the Release Date, and (iv) any other liability or obligation of the Company or Seller relating to the Company accruing, or arising out of any event occurring, prior to the Release Date, except for liabilities contained in the Financial Statements or described in attached Exhibits F, G or H attached hereto.

                       4.7 Indemnification by Purchaser. The parties acknowledge that Seller has signed personal guaranties with respect to various liabilities of the Company to unrelated third parties, as described in attached
Exhibit J (the "Guaranties").   If the Closing occurs, Purchaser hereby agrees
to indemnify Seller and hold Seller harmless and defend Seller (by counsel selected by Purchaser and reasonably acceptable to Seller) from and against any and all claims, demands, liabilities, liens, costs, expenses, penalties, damages and losses, including, but not limited to, attorneys' fees and court costs actually and reasonably incurred by Seller and arising out of (i) the Loan Guaranties except to the extent payment is required of Seller thereunder due to any event occurring prior to the Release Date, including, but not limited to, any pre-Release Date breaches of covenants or conditions or misrepresentations by the Company or Seller, (ii) any breach of the representations, warranties, covenants or agreements of Purchaser contained in this Agreement (even if Seller knew, had reason to know or is deemed to know of any such breach at the time of the Release Date), (iii) any federal, state or local income, franchise, employment, workers' compensation, property or other tax or similar imposition against Purchaser or the Company applicable to any period after the Release Date, and (iv) any other liability or obligation of the Company or Purchaser relating to the Company accruing, or arising out of any event occurring, after the Release Date, except for any matter covered by Seller's indemnities set forth in Section 4.7 above.

                       4.8 Covenant Not to Compete. Without the prior written consent of Purchaser, Seller shall not directly or indirectly (whether through any partnership which Seller is a member, as a consultant, through a trust of which Seller is a beneficiary or trustee, through a corporation or other association in which Seller has any interest, legal or equitable, or as an employee or in any other capacity whatsoever) engage in the businesses of acquisition, ownership, development, construction or sale of dwelling units in any county in the United States in which Purchaser, the Company or Peters may conduct business from time to time. Seller's covenant not to compete shall extend until five (5) years after the date of the Release Date as to Clark County, Nevada, and three (3) years after the Closing as to any other county in the United States in which Purchaser, the Company or Peters conducts business from time to time, plus any additional period during which Seller or any affiliated party (i.e., any member of Seller's immediate family or any partnership, corporation, trust or other association in which Seller or any member of Seller's immediate family has a legal or equitable interest) continues to own any stock in Peters. In addition to the foregoing, until five (5) years after the date of the Closing as to any business or transaction in Clark County, Nevada, and until three (3) years after the Closing as to any business or transaction in any other county in the United States, Seller shall not hire, solicit for hire, or otherwise engage in any business transaction with, any current employee of the Company, whether as an employee, associate, partner, consultant or other business relation. Seller and Purchaser agree that the duration and area as to which Seller's covenant not to compete and nonsolicitation covenant are to be effective are reasonable and directly relate to providing Purchaser with the reasonable benefits of its bargain as to the value of the Durable Shares and to the Company's ability to be reasonably profitable in the future. In the event that any court determines that Seller's covenant not to compete or nonsolicitation covenant is unreasonable and unenforceable as to time period or area, or both, Seller and Purchaser agree that Seller's covenants shall remain in full force and effect for the greatest time period and in the greatest area that does not render the covenants unenforceable. Seller and Purchaser intend that Seller's covenant not to compete and nonsolicitation covenant each shall be deemed to be a series of separate covenants, one for each and every county described above in this Section.

                       4.9 Consulting Agreement. For the period ending one (1) year following the Release Date, Seller agrees to provide consulting services to Purchaser and the Company as reasonably requested, including attending meetings relating to the Company's business with lenders, governmental officials and other third parties. As part of Seller's obligations under this Section, Seller shall expend such time and effort as is necessary to cause an orderly transition of management and decision making at the Company to help ensure that the business operations and relationships of the Company are not interrupted, impeded or otherwise compromised. In addition, after the one-year primary period of consulting specified above, Seller shall continue to cooperate with the Company and its officers and directors, without additional compensation, to answer questions, advise from time to time and assist the Company in legal and other proceedings concerning matters occurring or accruing prior to the Closing. To compensate Seller for his services pursuant to this Section, Purchaser shall pay, or shall cause the Company to pay, to Seller the sum of $218,000 in twelve (12) monthly installments of $18,167, beginning on the date one (1) month after the date of the Release Date. Seller shall not be an employee of Purchaser or the Company, but will perform services under this
Section in the capacity of an independent contractor. Seller shall perform such services in accordance with his own methods and means and shall not be subject to control by the Company or Purchaser as to the methods of work or the times, hours or locations of work (except for Seller's reasonable cooperation as to the scheduling of meetings and fulfillment of reasonable deadlines). Seller understands that, since he will not be an employee of the Company or Purchaser, no amount for federal, state or municipal taxes will be withheld from amounts paid to him pursuant to the Section, and neither the Company nor Purchaser shall be obligated to make any payments on Seller's behalf relating to disability, workers' compensation, hospitalization, insurance or other similar matters. As to any payments that the Company or Purchaser may be required to make pursuant to law on behalf of Seller in connection with this services under this Section, all such payments, to the extent permitted by law, shall be deducted from the amounts otherwise payable to Seller pursuant to this Section. The Company shall be a third-party beneficiary to the provisions of this Section.

                       4.10 Legends on Certificates. Upon delivery to Seller, all certificates evidencing the Peters Shares shall be endorsed with the following or substantially similar legend:

         THE SECURITIES EVIDENCED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO OR FOR SALE IN CONNECTION WITH THE DISTRIBUTION THEREOF AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED ("SECURITIES ACT"). THESE SECURITIES MAY NOT BE SOLD, TRANSFERRED, OR ASSIGNED UNLESS THERE IS AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT COVERING SUCH SECURITIES OR THE COMPANY RECEIVES AN OPINION OF COUNSEL FOR THE HOLDER OF THESE SECURITIES, IN FORM AND SUBSTANCE REASONABLY SATISFACTORY TO THE COMPANY'S COUNSEL, STATING THAT SUCH SALE, TRANSFER, OR ASSIGNMENT IS EXEMPT FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS OF THE SECURITIES ACT AND FROM THE REGISTRATION OR

         QUALIFICATION REQUIREMENTS OF APPLICABLE STATE SECURITIES LAWS.

                       4.11 Confidentiality. Except as otherwise required by law, Seller and the Company shall keep strictly confidential all information and documentation relating to the transactions contemplated by this Agreement (including the fact that such transactions are contemplated), and shall not disclose any information or documentation relating to such transactions to any person or entity other than those employees or agents of the Company to the extent that such disclosure is necessary to permit the consummation of the transactions contemplated by this Agreement. If the Closing does not occur, the foregoing provisions of this Section will continue in force in perpetuity. Upon the Closing, if it occurs, the form and content of all press releases or other public communications by or on behalf of Seller of the Company shall be subject to the approval of Purchaser and Peters for a period of six (6) months after the Closing, and, except as otherwise required by law, Seller shall continue to keep the terms and conditions of the transactions contemplated by this Agreement strictly confidential and shall not disclose them to any person or entity other than private communications to Seller's attorneys, accountants and other parties to the extent they reasonably need to know such information.

                       Purchaser shall have the right to cause Seller to sell the Subject Shares to any third party who acquires all of the shares of Peters stock owned by Capital Pacific Homes, Inc., by giving Seller written notice of such election to sell (the "Sale Notice") at any time and from time to time.
In the event of a sale of Subject Shares pursuant to this paragraph by a buyer of Peters stock owned by Capital Pacific Homes, Inc., the sale price and other terms of the sale shall be the same as the price and terms at which Capital Pacific Homes, Inc. sells it shares of Peters stock to such buyer. The closing of such sale of Subject Shares shall occur concurrently with the closing of the sale of Peters stock owned by Capital Pacific Homes, Inc. to such buyer.

                       Upon and at all times subsequent to delivery to Seller, all certificates evidencing the Peters Shares will be endorsed with the following or substantially similar legend:

         THE SECURITIES EVIDENCED BY THIS CERTIFICATE ARE SUBJECT TO A FIVE YEAR OPTION TO REPURCHASE AND AN OPTION TO CAUSE A SALE TO A THIRD PARTY, EACH GRANTED PURSUANT TO SECTION 4.12 OF THE PURCHASE AGREEMENT DATED SEPTEMBER 17, 1993 AMONG ROGER NIX, CAPITAL PACIFIC HOMES, INC., AND DURABLE HOMES, INC., THE RELEVANT PORTIONS OF WHICH ARE AVAILABLE AT THE OFFICES OF THE ISSUER. NO TRANSFER OF SUCH SECURITIES WILL BE EFFECTED ON THE BOOKS OF THE ISSUER UNLESS ACCOMPANIED BY EVIDENCE OF COMPLIANCE WITH THE RESTRICTIONS ON TRANSFER CONTAINED IN THE PURCHASE AGREEMENT.

Prior to effecting any transfer of the Peters Shares, Seller (and any subsequent holder) shall obtain from any proposed transferee, and provide to Purchaser, such proposed transferee's acknowledgement of, and agreement to be bound by, the terms of this Section 4.12.


                                   ARTICLE V
                               GENERAL PROVISIONS

                       5.1 Entire Agreement; Amendment. This Agreement, together with all exhibits hereto, sets forth the entire understanding of the parties, and supersedes all prior arrangements and communications, whether oral or written, with respect to the subject matter hereof, specifically including the letter agreement among the parties dated September 8, 1993.

                       5.2         Severability.  The invalidity or
unenforceability of any particular provision of this Agreement shall not affect the other provisions of this Agreement, and this Agreement shall be construed in all respects as if the invalid or unenforceable provision were omitted.

                       5.3         Notices.    All notices, demands and
communications hereunder shall be in writing and shall be deemed to be duly given upon personal delivery or five (5) days after being mailed from the State of California or the State of Nevada by registered or certified United States mail, postage pre-paid, return receipt requested, addressed to the parties at the addresses herein set forth, or at such other address as any party shall have furnished to the other parties in writing:

                       If to Seller:                      Roger Nix
                                                          2800 W. Sahara Avenue
                                                          Suite 5F
                                                          Las Vegas, Nevada 89102

                       If to the Company:                 Durable Homes, Inc.
                                                          2800 W. Sahara Avenue
                                                          Suite 5F
                                                          Las Vegas, Nevada 89102
                                                          Attention:  Roger Nix

                       If to Purchaser:                   Capital Pacific Homes, Inc.
                                                          3501 Jamboree Road, Suite 200
                                                          Newport Beach, CA  92660
                                                          Attention:  Hadi Makarechian

                       With a copy to:                    Hewitt & McGuire
                                                          3501 Jamboree Road, Suite 250
                                                          Newport Beach, CA  92660
                                                          Attention:  Jay F. Palchikoff

                       and a copy to:                     Wiley Rein & Fielding
                                                          1776 K Street, N.W.
                                                          Washington, D.C.  20006
                                                          Attention:  Dag Wilkinson

                       5.4 Assignment. This Agreement shall not be assignable by Seller or the Company. Purchaser shall have the right to assign its rights and obligations under this Agreement to another person or entity to whom title of the Durable Shares (or title to the assets of the Company in the event the transactions are structured as an asset purchase) will be transferred upon the Closing, but only if such assignee assumes all of Purchaser's remaining obligations under this Agreement in writing. Without limiting the generality of the foregoing, Purchaser may assign its rights and obligations under this Agreement to Peters, in which event Peters shall reimburse Purchaser for any cash consideration previously deposited into the Escrow or transferred to Seller and shall assume all of Purchaser's remaining obligations hereunder. Purchaser shall be relieved of its obligations under this Agreement upon such assumption by the assignee. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

                       5.5 Governing Law and Venue. This Agreement and the rights and obligations of the parties hereunder shall be governed by and construed in accordance with the internal laws, but not the laws pertaining to conflict or choice of laws, of the State of Nevada. The exclusive forum for the determination of any action relating to this Agreement shall be either an appropriate court of the State of Nevada in Clark County or the appropriate court of the United States in the State of California.

                       5.6 Attorneys' Fees. If either party to this Agreement brings an action against the other party to interpret or enforce this Agreement, the prevailing party shall be entitled to recover its costs and expenses, including without limitation attorneys' fees and costs actually and reasonably incurred in connection with such action, including any appeal of such action.
                       5.7 No Waiver. No waiver of any provision of this Agreement or any rights or obligations of any party hereunder shall be effective, except pursuant to a written instrument signed by the party or parties waiving compliance, and any such waiver shall be effective only in the specific instance and for the specific purpose stated in such writing.

                       5.8 Cooperation and Further Assurances. Seller shall, and shall cause the Company to, fully cooperate with Purchaser in good faith to execute any and all reasonable documents and to perform all actions reasonably necessary or appropriate to effect the consummation of the transactions contemplated by this Agreement, both before or after the Closing.

                       5.9 Incorporation of Exhibits. Each of the Exhibits referred to in this Agreement is incorporated into this Agreement by this reference.

                       5.10 Captions and References to Articles and Sections. The titles of the articles and sections to this Agreement are for convenience only and are not a part of this Agreement and do not in any way limit, amplify or explain any of the provisions of this Agreement. All uses of the words "Article" and "Section" in this Agreement are references to articles and sections of this Agreement, unless otherwise specified.

                       5.11 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                       IN WITNESS WHEREOF, each of the parties hereto have executed this Agreement as of the date first written above.

                               "SELLER"

                                /s/ ROGER NIX
                                __________________________________________
                                Roger Nix, an individual


                               "PURCHASER"

                               Capital Pacific Homes, Inc., a Delaware corporation


                                   /s/ HADI MAKARECHIAN
                               By:___________________________________________
                                  Hadi Makarechian,
                                  Chairman of the Board


                               "COMPANY"

                               Durable Homes, Inc., a Nevada corporation


                                  /s/ ROGER NIX
                               By:_____________________________________________
                                  Roger Nix,
                                  Chairman of the Board and Chief
                                  Executive Officer